EXHIBIT 99.1

For Immediate Release: July 22, 2009

Occidental Petroleum Announces Significant

California Oil and Gas Discovery

LOS ANGELES, July 22, 2009 -- Occidental Petroleum Corporation (NYSE:OXY) announced today that it has made a significant discovery of oil and gas reserves in Kern County, California.

Occidental believes there are between 150 million and 250 million gross barrels of oil equivalent (BOE) reserves within the outlined area where Oxy has drilled six wells to date to delineate the discovery. The multi-pay zone discovery area, whose areal geological extent is still being defined, has both conventional and unconventional pay zones. The bulk of the discovery’s producing zones are conventional oil and gas bearing formations.

Occidental’s interest in the discovery area is approximately 80 percent. Approximately two-thirds of the discovery is believed to be natural gas.

“We believe this to be the largest new oil and gas discovery made in California in more than 35 years,” said Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental Petroleum Corporation.

“It is probable that there are additional reserves outside the defined area, and it is possible that structures of this type exist elsewhere in Oxy’s 1.1 million net acre position in California. We plan to drill wells to exploit these opportunities over the next 5 to 10 years,” Dr. Irani said.

Oxy is currently the largest natural gas producer and third-largest oil producer in the state of California, where the company has produced oil and gas for more than 50 years. Oxy’s assets in the state include more than 7,500 active wells located in 90 fields, spanning 600 miles. Oxy’s California proved reserves were 708 million BOE at year-end 2008 and represent approximately 24 percent of Oxy’s worldwide reserves.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

EDITORS, NOTE: As previously scheduled, Occidental Petroleum Corporation will hold a conference call tomorrow (Thursday, July 23, 2009), following the release of its second quarter 2009 financial results, during which the new California discovery will be addressed. The conference call, will begin at 11:30 a.m. Eastern, and may be accessed by calling 800-473-6123. The conference call also can be heard live on the company's website, www.oxy.com.

Forward Looking Statements

Statements in this release that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; not successfully completing (or any material delay in) field development or capital expenditures; higher-than-expected costs; changes in laws or regulations; political risk; global commodity pricing fluctuations and supply/demand considerations for oil and gas; and operational interruptions. You should not place undue reliance on these forward-looking statements which speak only as of the date of this filing. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in Occidental's Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

-0-

Occidental Petroleum Corporation

Richard S. Kline (media)

richard_kline@oxy.com

310-443-6249

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

On the web: www.oxy.com

3